--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              HMI INDUSTRIES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:________

     (2) Aggregate number of securities to which transaction applies:___________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_____________

     (4) Proposed maximum aggregate value of transaction:_______________________

     (5) Total fee paid:________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:________________________________________________

     (2) Form, Schedule or Registration Statement No.:__________________________

     (3) Filing Party:__________________________________________________________

     (4) Date Filed:____________________________________________________________

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--------------------------------------------------------------------------------

                              HMI INDUSTRIES INC.
                              3631 PERKINS AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 432-1990

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 27, 1997

To the stockholders of
  HMI INDUSTRIES INC.

     The Annual Meeting of stockholders of HMI INDUSTRIES INC. (the "Company") will be held on Thursday, February 27, 1997 at 10:00 A.M., local time, at the administrative offices of the Company, 3631 Perkins Avenue, Cleveland, OH 44114 for the following purposes:

          1. To elect four directors to hold office for the term expiring in the year 2000.

          2. To ratify the selection by the Board of Directors of the firm of Coopers & Lybrand L.L.P. as auditors of the Company for the year ending September 30, 1997.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on January 10, 1997 are entitled to receive notice of and to vote at this meeting.

     You are invited to attend the meeting and vote. Whether or not you attend the meeting in person, you are requested to sign and date the enclosed proxy card, and mail it to the Company in the enclosed envelope. If you attend the meeting in person, you may withdraw your proxy and vote in person if you so desire.

                                  By Order of the Board of Directors

                                 JOHN S. MEANY, JR.
                                   Secretary

January 28, 1997

                              HMI INDUSTRIES INC.
                              3631 PERKINS AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 432-1990

                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 27, 1997

                                 VOTING RIGHTS

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of HMI Industries Inc. (the "Company") of proxies in accompanying form, both of which are first being mailed to stockholders on approximately February 5, 1997. The record date for the meeting is January 10, 1997. At that date there were 4,924,370 shares of Common Stock issued and outstanding. Each share entitles the holder to one vote on each matter to come before the meeting. A majority of the Common Stock issued and outstanding is necessary for a quorum at any meeting of shareholders. Provided a quorum is present, the affirmative vote of a majority of shares present in person or by proxy at the meeting will be sufficient to elect directors and to ratify the selection of Coopers & Lybrand as auditors of the Company. Stockholders granting a proxy to vote on one issue but abstaining as to the other will be counted for purposes of the determination of a quorum. Officers and directors of the Company currently own or control in excess of 60% of the outstanding shares of Common Stock. Such shares are sufficient to elect the Company's nominees for director and ratify the designation of Coopers & Lybrand as auditors of the Company.

     A stockholder giving a proxy may revoke the proxy by notice in writing or in person to the Secretary of the Company before it is exercised. All proxies given and not revoked will be voted at the meeting. If the stockholder has indicated a choice on the proxy with respect to any matters to be voted upon, the shares will be voted as specified. If no choice is specified, the shares will be voted for the nominees for election to the Board of Directors and for the ratification of Coopers & Lybrand as auditors of the Company. In the event of the death, disqualification, or inability of any of the director nominees to serve, the shares will be voted for the election of such other person as the Board of Directors may recommend in place of such nominee. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth the names and share ownership as of January 10, 1997 of those persons who, to the knowledge of the Company, are the beneficial owners of more than 5% of the Company's outstanding Common Stock based upon information furnished to the Company by such person. Each beneficial owner has sole power to vote and dispose of the shares indicated, except as otherwise stated.

                                                  AMOUNT &
          NAME AND ADDRESS OF                    NATURE OF
           BENEFICIAL OWNERS                     BENEFICIAL            PERCENT OF
         AS OF JANUARY 10, 1997                  OWNERSHIP            COMMON STOCK
----------------------------------------    --------------------     ---------------
Steeplechase Corp. (1)                            1,704,750              34.62%
  P.O. Box 2463, Station B
  Richmond Hill, Ontario L4E 1A5

Barry L. Needler                                  1,875,750(2)           37.97%
  P.O. Box 2463, Station B
  Richmond Hill, Ontario L4E 1A5

Kirk W. Foley                                       720,877(3)           14.24%
  3631 Perkins Avenue
  Cleveland, Ohio 44114

Amherst Tanti U.S. Inc. (4)                         535,772              10.88%
  3631 Perkins Avenue
  Cleveland, Ohio 44114

John S. Meany, Jr.                                  380,104(5)            7.68%
  9200 S. Winchester Ave.
  Chicago, Illinois 60620

Dimensional Fund Advisors                           325,925               6.62%
  1299 Ocean Drive
  Santa Monica, CA 90401

---------------

(1) Mr. Needler is the President and Chief Executive Officer of Steeplechase
    Corp.

(2) Includes shares owned of record as follows: Fairway Inc. 150,750 shares; Steeplechase Corp. 1,704,750 shares; Reldeen Ltd. 4,500 shares; and 15,750 shares subject to issuance upon the exercise of stock options exercisable within 60 days of the date hereof. Mr. Needler controls these corporations and serves as a Director and Chief Executive Officer of these corporations.

(3) Includes 535,772 shares owned of record by Amherst Tanti U.S. Inc.; 10,350 shares in a retirement fund; 113,750 shares subject to issuance upon the exercise of stock options exercisable within 60 days of the date hereof; 24,390 shares issuable as a result of the vesting of phantom shares on January 1, 1997; and 562 shares owned by a member of Mr. Foley's immediate family, beneficial ownership of which is disclaimed.

(4) Amherst Tanti U.S. Inc. is owned by Kirk W. Foley and his wife. Mr. Foley serves as President of this corporation.

(5) Includes 21,750 shares subject to issuance upon the exercise of stock options exercisable within 60 days hereof. Also includes 2,250 shares owned as Custodian and 9,000 shares owned by members of Mr. Meany's immediate family. Beneficial ownership of the latter 11,250 shares is disclaimed.

                             ELECTION OF DIRECTORS

     At the time of the 1995 Annual Meeting of Stockholders the division of the Board of Directors into three classes was approved, and three Class B directors were elected for a two year term expiring at the time of the Annual Meeting in 1997. These directors have been nominated for a three year term expiring in the year 2000. One additional director who was elected in December, 1996 to fill a vacancy has also been nominated for a three year term. Information regarding these nominees for election as director as well as for those directors whose term of office will continue after the Annual Meeting is as follows:

CLASS B DIRECTORS: TO SERVE FOR A THREE YEAR TERM EXPIRING IN THE YEAR 2000.

     Robert J. Abrahams, age 70, became a Director in 1984. Mr. Abrahams has been President of Crestwood Consultants, a financial consulting company, since 1988. Mr. Abrahams is also the President of Health-Mor Acceptance Corporation, a wholly-owned subsidiary of the Company.

     Donald L. Baker, age 67, became a Director in 1986. Mr. Baker has been President of Complete Industrial Enterprises, Inc. (a distributor of electrical and industrial equipment) since 1985. Mr. Baker has also served as Mayor of Peru, Illinois since 1965.

     James R. Malone, age 54, was elected a director in December, 1996. Since 1993 he has been Chairman, President and Chief Executive Officer of Anchor Glass Container Corporation, a manufacturer of glass bottles and other containers. From 1990 to 1993 he was Chairman and Chief Executive Officer of Grimes Aerospace Company, a manufacturer of components for the aircraft industry, including interior and exterior lighting, engine valves, electronic systems and avionics. He is also Chairman and Chief Executive Officer of Intek Capital Corp., an investment firm. Mr. Malone was elected Chairman of the Board of Directors of the Company in December, 1996. He is a member of the Board of Directors of AmSouth Bancorporation, Ametek Inc. and Additech Corp. In September, 1996, a petition was filed in the United States Bankruptcy Court in Delaware by Anchor Glass under Chapter 11 of the Bankruptcy Code in order to restructure the debt of Anchor Glass. Mr. Malone is an executive officer of that company.

     Frank M. Rasmussen, age 62, became a Director in 1994. Mr. Rasmussen was a partner of Squire, Sanders & Dempsey, the Company's principal law firm, from 1970 until his retirement in December, 1996.

CLASS C DIRECTORS: TERM EXPIRING IN 1998.

     Kirk W. Foley, age 54, became a Director in 1988. Mr. Foley has served as Chairman or President and Chief Executive Officer of the Company since 1989 and as Vice Chairman from 1988 to 1991. He is currently President and Chief Executive Officer.

     John S. Meany, Jr., age 51, became a Director in 1986. Mr. Meany is an attorney in private practice and has served as Secretary of the Company since July, 1995. Mr. Meany previously served as Secretary of the Company from 1986 to 1991, as Vice President-Legal of the Company from 1983 to 1990 and as Vice President and General Counsel from 1990 to 1991.

     Barry L. Needler, age 48, became a Director in 1989. Mr. Needler is a private investor. Since 1991 he has been President and Chief Executive Officer of Steeplechase Corp. and Reldeen Ltd., investment holding companies, and since 1990 he has been President and Chief Executive Officer of Fairway, Inc., a family management company. Prior to 1990 Mr. Needler was Vice President of Fairway Inc. Mr. Needler has served as Vice Chairman of the Company since 1991. Mr. Needler is the first cousin of Kevin Dow, who is Treasurer and Vice President-Administration and Treasury of the Company.

CLASS A DIRECTORS: TERM EXPIRING IN 1999.

     Moffat Dunlap, age 55, became a Director in 1993. Mr. Dunlap has held a license in the real estate industry since 1962 and has been President of Moffat Dunlap Real Estate Limited (real-estate broker for residential estates) since 1972.

     Grace McCarthy, age 69, became a Director in 1993. Mrs. McCarthy is a former Deputy Premier of the Province of British Columbia and a former Leader of the B.C. Social Credit Party. She served as Member of the Legislature for British Columbia for 26 years. She has served as a Cabinet Minister holding various portfolios including Economic Development, Tourism, Human Resources, Fish and Wildlife and Provincial Secretary.

     Ivan Winfield, age 62, became a director in 1995. He is an independent business and financial consultant. Mr. Winfield is also an Associate Professor at Baldwin Wallace College, Berea, Ohio. Mr. Winfield was a partner of Coopers & Lybrand (the Company's auditors) from 1970 to 1994. Mr. Winfield is a trustee of three mutual funds in The Fairport Group of Mutual Funds. He is also a director of Boykin Lodging Inc.

             COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held four regularly scheduled and five special meetings during 1995. The Board has a standing Audit Committee, Compensation Committee, Executive Committee, Finance Committee and an Omnibus Administration Committee. During 1996, each director attended at least 75% of the meetings of the Board and those committees on which the director served.

BOARD COMMITTEES

     The Audit Committee is currently composed of Robert J. Abrahams, Donald L. Baker (Chairman), Grace McCarthy and Ivan Winfield. The function of the Audit Committee is to recommend to the Board of Directors the engagement of the independent auditors; to review with the independent auditors the plan and scope of the audit; to review the audit report with the independent auditors; to review the financial statements and the scope and results of the independent auditors' examinations and report such matters to the Board of Directors; and to perform such other duties as may be required by the Board of Directors. The Audit Committee held two meetings in 1996.

     The Compensation Committee is currently composed of Robert J. Abrahams (Chairman) , Donald L. Baker and Barry L. Needler. The Compensation Committee considers matters relating to the compensation of senior officers of the Company and subsidiaries, the employee benefit plans of the Company, and such other matters as may be referred to it by the Board of Directors. The Compensation Committee held two meetings in 1996.

     The Executive Committee is currently composed of Robert J. Abrahams, Kirk
W. Foley and Barry L. Needler (Chairman). The Executive Committee is authorized to exercise, between meetings of the Board of Directors, the powers of the Board of Directors in the management of business and affairs of the Company, except for those powers reserved by law or resolution to the Board of Directors. The Executive Committee also considers such other matters as may be referred to it by the Board of Directors. The Executive Committee did not meet in 1996.

     The Finance Committee was created in February, 1996 and is currently composed of Kirk Foley, Barry Needler and Ivan Winfield (Chairman). The Finance Committee was established to oversee the Company's financial reporting and to periodically review the Company's financial structure with a view to enhancing shareholder value. The Finance Committee did not meet in 1996.

     The Omnibus Administration Committee (the "Omnibus Committee") is currently composed of Robert J. Abrahams (Chairman), Moffat Dunlap, and John S. Meany, Jr. The Omnibus

Committee administers the Health-Mor Inc. 1992 Omnibus Long-Term Compensation Plan and grants awards under the Omnibus Plan. The Omnibus Committee did not meet in 1996.

COMPENSATION

     A director who is an employee of the Company or a subsidiary is not separately compensated for service as a director. Other directors receive a retainer of $10,000 per year, payable quarterly, and $600 per meeting for each committee meeting attended which is held on a day other than a day on which there is a Board of Directors meeting.

     Pursuant to the Company's Omnibus Plan, on the first business day of each calendar year each non-employee director automatically receives an option to purchase 6,000 shares of Common Stock of the Company (as adjusted for stock splits).

CONSULTING AGREEMENTS

     Several members of the Board of Directors have entered into consulting contracts with the Company relating to various matters within their fields of expertise. Information regarding these contracts follows.

     In 1990, the Company entered into a consulting agreement with Robert J. Abrahams, a director of the Company, for consulting services relating to retail financing programs for distributors of the Company's Consumer Goods Division. In 1991, this agreement was amended to include services to Health-Mor Acceptance Corporation, a subsidiary of the Company. Mr. Abrahams is paid a total of $50,000 per year, plus expenses, for such services. The consulting agreements with Mr. Abrahams are for one year periods and are anticipated to be renewed. A total of $50,000 was paid in fiscal 1996 under this agreement.

     The Company pays a management fee in the amount of $25,000 per quarter to Fairway Inc. for the consulting services of Barry L. Needler relating to various matters requested by the Company. Mr. Needler, a director of the Company, owns a majority of the outstanding shares of Fairway Inc. A total of $50,000 was paid to Fairway Inc. in 1996.

     In 1995, the Company entered into a consulting agreement with Ivan Winfield, a director of the Company, for services relating to issues involving the capital structure of the Company, proposed acquisitions and divestitures and such other matters as may be required by the Chief Executive Officer. Mr. Winfield received $2,500 per month, payable quarterly in a combination of shares of the Company and cash, for his services. The number of shares issued was determined by the price of the Common Stock on the last day of the quarter. A total of 1,500 shares were issued to Mr. Winfield in 1996, and the value of the stock and cash paid to him in 1996 was $15,000. In 1996 Mr. Winfield entered into a new consulting agreement which superseded the prior agreement. Mr. Winfield's duties under this agreement were expanded to include oversight of all finance and accounting operations of the Company and providing assistance to the Chief Executive Officer in matters relating to the Company's capital structure, cash flow, debt management and long term corporate planning. Mr. Winfield is paid $12,500 per month for his services. In 1996, a total of $85,000 was paid to Mr. Winfield under this consulting agreement. In addition, Mr. Winfield received a non-qualified stock option to purchase 100,000 shares of Common Stock of the Company at a price of $7.50 per share, which was the fair market value of the stock on the date the option was granted.

     In 1995, the Company entered into an agreement with John Meany, a director of the Company, to act as Administrator of the Company's Profit Sharing Plan. Mr. Meany receives $1,200 per month for such services. Also in 1995, the Company entered into an agreement with Mr. Meany to act as corporate Secretary of the Company and to oversee the functions of the corporate Secretary's office. Mr. Meany receives $1,500 per month under this agreement. In 1996 the Company paid Mr. Meany a total of $32,400 under these agreements.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth, as of January 10, 1997, information concerning the number of Common Shares beneficially owned by each nominee individually, each named executive officer, and by all executive officers and directors as a group. The totals shown below for each person and for the group include shares held personally, shares held by immediate family members, and shares acquirable within sixty days of the date hereof by the exercise of stock options and the vesting of phantom shares granted under the Company's Omnibus Long-Term Compensation Plan.

                                      AMOUNT AND NATURE OF BENEFICIAL
                                               OWNERSHIP(1)
                                  ---------------------------------------
                                   DIRECT       EXERCISABLE
   NAME OF BENEFICIAL OWNER       OWNERSHIP     OPTIONS(2)        TOTAL       PERCENT(3)
------------------------------    ---------     -----------     ---------     ----------
Robert J. Abrahams                   28,175        21,750          49,925            *
Bill Adams                                0             0               0            *
Donald L. Baker                     143,536(4)     19,500         163,036         3.30%
Kevin Dow (5)                        17,075        14,425          31,500            *
Moffat Dunlap                             0        12,750          12,750            *
William Duvall                            0        16,875          16,875            *
Chuck Ellens                         16,350(6)     19,125          35,475            *
Kirk W. Foley                       607,127(7)    113,750         720,877        14.31%
James R. Malone                           0             0               0            *
Grace McCarthy                        1,100(8)     12,750          13,850            *
John S. Meany, Jr.                  358,354(9)     21,750         380,104         7.68%
Barry L. Needler (5)              1,860,000(10)    15,750       1,875,750        37.97%
Ivan Winfield                         2,800       101,500         104,300         2.08%
Frank M. Rasmussen                        0         6,000           6,000            *
All Executive Officers and
  Directors as a Group            3,034,517       375,925       3,410,442        64.34%

---------------

 (1) Each person has sole voting and investment power with respect to all shares shown except as indicated below.

 (2) Represents shares subject to stock options that are currently exercisable or become exercisable within 60 days hereof.

 (3) Unless otherwise indicated, the percentage of Common Stock owned is less than one percent of the Common Stock outstanding.

 (4) Includes 138,136 shares owned by Mr. Baker's wife, beneficial ownership of which is disclaimed. Mr. Baker owns 2,700 shares jointly with his wife.

 (5) Mr. Dow and Mr. Needler are first cousins.

 (6) Includes 10,350 shares owned jointly with his spouse.

 (7) Includes 535,772 shares owned by Amherst Tanti U.S. Inc., 10,350 shares in a retirement fund and also includes 562 shares owned by a member of Mr. Foley's immediate family. Beneficial ownership of such 562 shares is disclaimed. Also includes 24,390 shares issuable as a result of the vesting of phantom shares on January 1, 1997.

 (8) These shares are owned by her spouse. Mrs. McCarthy disclaims beneficial ownership of these shares.

 (9) Includes 2,250 shares owned as custodian and 9,000 shares owned by members of his immediate family. Beneficial ownership of such 11,250 shares is disclaimed by Mr. Meany.

(10) Shares are owned of record by Fairway Inc. (150,750 shares), Steeplechase Corp. (1,704,750 shares) and Reldeen Ltd. (4,500 shares). These corporations are controlled by Mr. Needler.

                             EXECUTIVE COMPENSATION

INTRODUCTION

     The following table sets forth the respective amounts of compensation of the Chief Executive Officer and the four most highly compensated executive officers of the Company for each of the years 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                         LONG-TERM
                                                                                                       COMPENSATION
                                                    ANNUAL COMPENSATION                                  AWARDS(5)
                                       ---------------------------------------------     -----------------------------------------
                                                                      OTHER ANNUAL       RESTRICTED       STOCK          PHANTOM
        NAME AND                                      INCENTIVE       COMPENSATION        STOCK($)      OPTIONS(#)      STOCK($)
   PRINCIPAL POSITION         YEAR     SALARY(1)       BONUS(2)          ($)(3)             (4)            (6)             (7)
-------------------------    ------    ----------     ----------     ---------------     ----------     ----------     -----------
Kirk W. Foley (9)             1996      $449,802       $      0         $ 182,613         $      0        20,000       $         0
Chairman & Chief              1995      $368,316       $382,121         $  96,155         $      0        40,000       $ 1,734,375
Executive Officer             1994      $227,008       $      0                --         $      0             0       $         0
Bill Adams                    1996      $158,400       $ 50,000                --         $      0             0       $         0
President,                    1995      $158,420       $100,000                --         $      0             0       $         0
Bliss Manufacturing           1994      $158,400       $ 42,188                --         $      0             0       $         0
Kevin Dow                     1996      $130,400       $      0                --         $      0             0       $         0
Vice President,               1995      $126,300       $ 71,875                --         $      0             0       $         0
  Administration &            1994      $115,400       $ 87,141                --         $      0             0       $         0
  Treasury and Treasurer
William Duvall                1996      $158,400       $      0                --         $      0             0       $         0
Chief Executive Officer,      1995      $158,400       $      0                --         $      0             0       $         0
Bliss Mfg.                    1994      $159,405       $      0                --         $      0             0       $         0
Chuck Ellens (12)             1996      $344,878       $      0                --         $      0             0       $         0
Vice President,               1995      $499,305       $      0                --         $      0             0       $         0
Direct Sales                  1994      $534,500       $      0                --         $ 87,000             0       $         0


        NAME AND              ALL OTHER
   PRINCIPAL POSITION      COMPENSATION(8)
-------------------------  ---------------
Kirk W. Foley (9)              $ 5,549(10)
Chairman & Chief               $ 4,790(10)
Executive Officer              $     0
Bill Adams                     $ 7,500
President,                     $12,000
Bliss Manufacturing            $42,500(11)
Kevin Dow                      $   685
Vice President,                $   775
  Administration &             $   733
  Treasury and Treasurer
William Duvall                 $ 7,500
Chief Executive Officer,       $12,000
Bliss Mfg.                     $23,911
Chuck Ellens (12)              $   685
Vice President,                $   775
Direct Sales                   $   733

---------------

 (1) Salary amounts include automobile allowance and automobile insurance. Amount for Kirk Foley also includes $27,250 received in 1996 and $10,500 received in 1995 as an allowance for living expenses paid pursuant to his employment agreement with the Company.

 (2) Amounts paid in the fiscal year pursuant to the Company's Incentive Bonus Plans. Incentive bonuses are calculated on a calendar year basis.

 (3) Kirk Foley is the only named executive officer who received perquisites or other benefits required to be disclosed under applicable regulations. The amounts identified consist of repayments of interest and principal made by the Company on behalf of Mr. Foley in accordance with his employment agreement for loans taken out by Mr. Foley. See "Compensation of the Chief Executive Officer" elsewhere in this proxy statement for more information.

 (4) Reflects the fair market value of a grant of restricted stock on the date of grant. Mr. Ellens is the only named executive officer who received a restricted stock award. He received an award of 6,000 shares which vest at the rate of 2,000 shares per year. The value of the shares which were still restricted at September 30, 1996 was $13,500. Dividends have been paid on the shares awarded when such dividends have been declared by the Company.

 (5) Reflects the number of shares of Common Stock of the Company covered by stock options granted during the year. No stock appreciation rights ("SAR"), either in conjunction with or separate from stock options, were granted to the named executives during the years shown.

 (6) The Company maintains plans under which stock options may be awarded. The Company does not, however, make "long term compensation awards" as that term is used in applicable SEC rules, because the amount of Company incentive awards is not measured by performance of the Company over longer than a one-year period.

 (7) Phantom shares were deemed issued October 4, 1994 when Mr. Foley signed his employment agreement with the Company and the value of the shares was determined by the market value on that date ($13.875). The current value of the vested shares and the remaining phantom shares is less. This agreement provides that the shares vest in installments of 21,857, plus shares deemed purchased with accrued dividends, on each of June 30, 1995, January 1 and June 30, 1996 and January 1, 1997, with the final installment of 37,572 shares, plus shares deemed purchased with dividends, vesting on January 1, 1999. Not all of the shares vested according to this schedule. See "Compensation of the Chief Executive Officer" regarding the surrender of a portion of the phantom shares vesting January 1, 1996 and the shares vesting June 30, 1996.

 (8) Except as otherwise noted, reflects contributions made by the Company or a subsidiary under defined contribution plans maintained by the Company and a subsidiary.

 (9) Amounts shown as salary for Mr. Foley for 1994 represents compensation paid to him as President of HMI Inc., a subsidiary of the Company. The amount shown as salary for 1995 and 1996 represents compensation paid to Mr. Foley as President of HMI Inc. and as Chairman and Chief Executive Officer of the Company.

(10) Includes premiums on life insurance paid pursuant to Mr. Foley's employment agreement. Premium amounts were $4,864 in 1996 and $4,790 in 1995.

(11) Includes a relocation allowance of $12,500 for Mr. Adams' relocation to Youngstown, Ohio.

(12) Mr. Ellens was elected an executive officer of the Company in January, 1996. Amounts shown as salary for Mr. Ellens also include commissions.

1992 OMNIBUS LONG-TERM COMPENSATION PLAN

     On February 6, 1992, the stockholders of the Company adopted the Omnibus Long-Term Compensation Plan (the "Plan"). The purpose of the Plan is to advance the long-term interests of the Company by motivating executive personnel by means of long-term stock based or derivative compensation, to align the interests of participants with those of the stockholders, and to permit the Company to attract and retain directors and executive personnel.

     The Plan provides for the grant of the following types of awards: stock options, including incentive stock options; stock appreciation rights, in tandem with stock options or freestanding; common stock awards; phantom stock; restricted stock; and performance shares. Awards are determined by the Omnibus Committee.

     Through September, 1996, the Committee awarded 583,750 shares in the form of stock options to participants, which included 433,750 shares to persons who are Directors of the Company. Of the 583,750 shares awarded, 162,000 were awarded in fiscal 1996. Of the total number of options awarded, 31,406 have expired and 27,044 have been exercised. The Company did not reprice any options in fiscal 1996.

     The following table sets forth certain information regarding stock options granted to the executive officers named in the Summary Compensation Table during fiscal 1996. Kirk Foley was the only executive officer who received stock options in 1996.

                             OPTION GRANTS IN 1996

                                                                                   POTENTIAL REALIZED
                                                                                    VALUE AT ASSUMED
                                                                                  ANNUAL RATES OF STOCK
                                                                                   PRICE APPRECIATION
                                  % OF TOTAL                                           FOR OPTION
                                   OPTIONS                                        ---------------------
                      OPTIONS     GRANTED TO     EXERCISE                            5%          10%
       NAME           GRANTED     EMPLOYEES      PRICE(2)     EXPIRATION DATE       ($)          ($)
-------------------   -------     ----------     --------     ----------------    --------     --------
Kirk W. Foley(1)      20,000          100%        $12.79      January 2, 2006     $122,958     $347,285

---------------

(1) Stock options were granted pursuant to Mr. Foley's Employment Agreement with the Company.

(2) Stock options granted to Mr. Foley have an exercise price equal to 110% of fair market value on the date of grant, which is the first business day of the year.

     The following table sets forth information regarding stock options held at the end of the fiscal year by the named executive officers. There were no stock option exercises in 1996 by any named executive officer.

               AGGREGATED OPTION EXERCISES IN 1996/OPTION VALUES

                                                      NUMBER OF UNEXERCISED OPTIONS AT        VALUE OF UNEXERCISED IN-THE-MONEY
                       SHARES                               SEPTEMBER 30, 1996(1)             OPTIONS AT SEPTEMBER 30, 1996(2)
                      ACQUIRED          VALUE        -----------------------------------     -----------------------------------
      NAME           ON EXERCISE       REALIZED        EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
----------------    -------------    ------------    ---------------     ---------------     ---------------     ---------------
K.W. Foley                0               0              113,750                   0               $ 0                 $ 0
B. Adams                  0               0                    0                   0               $ 0                 $ 0
K. Dow                    0               0               14,425                   0               $ 0                 $ 0
B. Duvall                 0               0               16,875                   0               $ 0                 $ 0
C. Ellens                 0               0               19,125                   0               $ 0                 $ 0

---------------

(1) There were no SARs outstanding at September 30, 1996 and none granted during the fiscal year.

(2) The "value of unexercised in-the-money options at September 30, 1996" is calculated by determining the difference between the fair market value of the underlying shares of Common Stock at September 30, 1996 ($6.75 per share) and the exercise price of the option. An option is "in-the-money" when the fair market value of the underlying shares of Common Stock exceeds the exercise price of the option. None of the options held by the named executive officers was "in the money" on September 30, 1996.

REPORT OF COMPENSATION AND OMNIBUS COMMITTEES

     The Compensation and Omnibus Committees of the Board of Directors have furnished the following reports on Executive Compensation:

Report of the Compensation Committee

     The Compensation Committee of the Board of Directors is responsible for setting the compensation of executive officers and key employees of the Company and its subsidiaries. The Compensation Committee consists of Robert J. Abrahams, Donald L. Baker and Barry L. Needler.

     The Compensation Committee annually reviews compensation of the Chief Executive Officer, other executive officers and key employees of the Company and its subsidiaries. The Compensation Committee meets periodically during the year to monitor performance and fix awards based on performance standards and to review compensation decisions. The Committee's policy in evaluating and compensating executive officers and key employees is to consider the performance of the Company as a whole, the performance of the business unit for which the individual has responsibility and the individual's contribution toward the Company's attainment of established Company and individual goals. Factors considered in evaluating performance are both subjective (such as the individual's performance and development) and objective (such as the attainment of specified financial goals).

     The composition of compensation varies broadly among executive officers and key employees of the Company based on their responsibilities and the business unit to which they are assigned. Generally, base salary is targeted at competitive rates believed by the Committee members to be necessary in their experience to retain qualified personnel. The Company maintains an Incentive Bonus Plan under which participating employees may be eligible for a bonus if the pretax profits of the Company for the year exceed a specified target which is established annually by the Compensation Committee. Beginning in 1995, the target was changed from an after-tax to a pretax amount in order to put more emphasis on meeting operating goals, and to remove from consideration those factors over which the Company has no control, such as tax rates. The maximum bonus payable to an individual is a percentage of base salary. Maximum incentive bonuses range from 25% to 150% of base salary. Bonuses are based on varying performance criteria, including the Company's pretax profits, return on assets, divisional net contribution, cost containment programs and departmental gross margins. Specific incentive performance criteria for each participating individual are determined by the Committee at the beginning of the year based upon the individual's duties. The targets for 1995 and 1996 were not met, and no bonuses were awarded for those years under this Plan. Key employees of subsidiaries who do not participate in the Incentive Bonus Plan have bonus or incentive arrangements based on criteria deemed by the Compensation Committee to be effective in aligning the financial interest of the employee with those of Company's stockholders. Among the criteria that are utilized in incentive compensation of key employees of subsidiaries include percentage of profits or net income, commissions based on sales, net profit contribution, and balance sheet measures such as inventory and account receivable turnover and working capital improvements. From time to time, the Company engages outside compensation consultants to provide information and advice about competitive levels of compensation and particular compensation techniques.

Compensation of the Chief Executive Officer.

     Mr. Foley's compensation is paid pursuant to his employment agreement with the Company, which was approved by stockholders at the 1995 annual meeting. In the 1996 fiscal year, Mr. Foley was paid total salary of $449,802. No bonus relating to the 1995 calendar year was paid, and no bonus relating to the 1996 calendar year will be paid.

     Mr. Foley's employment agreement also provides that he is to receive options to purchase 20,000 shares of Common Stock on the first business day of each year through 1998. The option price will be equal to 110% of the fair market value on the date of grant, and the options are immediately exercisable. The period of exercisability will be determined by the Omnibus Committee and may last for up to ten years. Mr. Foley's contract also provided that he receive 125,000 shares of phantom stock. The phantom stock vests in increments of 21,857 shares on each of June 30, 1995, January 1 and June 30, 1996, and January 1 and June 30, 1997. The final 37,571 shares will vest January 1, 1999. Dividends that would have been paid had the phantom shares been issued will be used to "purchase" additional phantom shares, which will vest on the same schedule as the other phantom shares. Mr. Foley deferred the vesting of one half of the phantom shares and accrued dividends scheduled to vest on January 1, 1996 for three years. In 1996, his employment agreement was amended so that the phantom shares that were scheduled to vest on January 1, 1996 and were deferred and the phantom shares scheduled to vest on June 30, 1996 were surrendered in exchange for cash payments of $150,000 on June 30, 1997 and June 30, 1998. In addition, Mr. Foley would be entitled to receive an award of shares in the Company in the event of an increase in the price of the Common Stock between June 30, 1996 and June 30, 1998. The increase in share price will be multiplied by the number of phantom shares surrendered, and the result will be divided by the share price on June 30, 1998 to determine the number of shares to be awarded.

     Mr. Foley's employment agreement also provided that the Company would guarantee a loan to him in the amount of $800,000 and to pay interest on the loan. Principal payments of $300,000 are to be made by the Company. The remaining $500,000 will be paid by the Company if Mr. Foley remains employed by the Company until the end of the contract.

Report of the Omnibus Committee

     Executive officers and other key employees may receive incentive compensation in the form of stock options and other stock-based awards under the Company's Omnibus Long-Term Compensation Plan (the "Plan"). The Plan is administered by the Omnibus Committee comprised of Robert J. Abrahams, Moffat Dunlap, and John S. Meany, Jr. The number of options are determined by the Omnibus Committee, in its discretion, based upon recommendations of the Chief Executive Officer and the Omnibus Committee's assessment of the individual's potential contribution to the Company, the individual's current level of stock ownership or number of outstanding stock options and the relative number of options granted to other employees having comparable responsibilities with the Company. Options are not granted on a regular schedule. Instead, they are granted on a case by case basis when, in the judgment of the Omnibus Committee, upon the recommendation of the Chief Executive Officer, the performance, responsibilities or other factors associated with a key employee make the use of this incentive tool appropriate. The Omnibus Committee believes stock options are an effective way of retaining key personnel since each option grant vests ratably over a four year period. Since options are granted at fair market value, the Omnibus Committee believes stock options serve as a long term incentive rather than as current compensation. The incentive aligns the objectives of the employee with those of the stockholders of the Company.

For the Compensation Committee                 For the Omnibus Committee

Robert J. Abrahams                             Robert J. Abrahams
Donald L. Baker                                Moffat Dunlap
Barry L. Needler                               John S. Meany, Jr.

COMPENSATION AND OMNIBUS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert J. Abrahams, Chairman of the Compensation Committee and also Chairman of the Omnibus Committee, provides consulting services to the Company and its finance company subsidiaries (Health-Mor Acceptance Corporation, HMI Acceptance Corporation and Health-Mor Acceptance PTY Ltd.) and serves as President of these subsidiaries. He received $50,000 for these services in fiscal 1996. Fairway Inc., a company controlled by Barry L. Needler, provides management consulting services to the Company and received $50,000 in 1996. Mr. Needler is Vice Chairman of the Company and is a member of the Compensation Committee. Mr. Meany, a member of the Omnibus Committee, has served as Secretary of the Company since 1995 and prior to 1991 had served as Secretary, Vice President-Legal and General Counsel of the Company. Mr. Meany also provides consulting services to the Company regarding the administration of its Profit Sharing Plan. He received a total of $32,400 in fiscal 1996 for these services.

PERFORMANCE COMPARISONS

     The following chart compares the cumulative shareholder return of the Company for the five years ended September 30, 1996 to the NASDAQ National Market Composite Index and a Company-determined peer group. The Company's Common Stock trades on the NASDAQ National Market System. The chart assumes the investment of $100 on September 30, 1991 and the immediate reinvestment of all dividends. The ten companies making up the peer group are in industries believed to be comparable to the Company's lines of business and the peer group, in the aggregate, is believed to approximate the Company's mix of consumer and industrial business.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 AMONG HMI INDUSTRIES INC., NASDAQ MARKET INDEX
                              AND PEER GROUP INDEX

        MEASUREMENT PERIOD            HMI INDUSTRIES       NASDAQ MARKET
      (FISCAL YEAR COVERED)                INC.                INDEX         PEER GROUP INDEX
1991                                               100                 100                 100
1992                                            111.43               98.34              102.62
1993                                            253.43              127.89              147.20
1994                                            263.09              135.34              165.00
1995                                            281.53              164.32              158.88
1996                                            139.60              191.84              196.01

                     ASSUMES $100 INVESTED ON OCT. 1, 1991
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING SEP. 30, 1996

     The Company business consists of two segments: a Consumer Goods segment and a Manufactured Products segment. The peer companies include companies believed to be in similar lines of business as the Company. The companies in the peer group are: Amcast Industrial Corporation, Black and Decker Corporation, Material Sciences Corporation, National Presto Industries Inc., Rival Co., SPS Technologies Inc., Steel Technologies Inc., Sunbeam Corporation, Toastmaster Inc. and Worthington Industries Inc. Some of the Company's direct competitors are divisions of larger corporations, privately held corporations or foreign corporations and are not included in the peer comparisons since the pertinent information is not available to the public.

                              RELATED TRANSACTIONS

     During 1988, the Company advanced an aggregate of $334,123 to Amherst Tanti US Inc., a company owned by Kirk Foley and his wife, in order for that corporation to purchase 33,250 shares of Common Stock of the Company on the American Stock Exchange. As a result of stock splits, the number of shares purchased with this loan has increased to 74,812 shares. This loan is interest free, and will be forgiven as the after-tax earnings of the Company, exclusive of capital gains and losses and extraordinary items, reach certain levels. To the extent not completely forgiven, any remaining principal will be due in 1998. Amherst Tanti is not entitled to receive debt forgiveness for the same earnings of the Company for which Mr. Foley receives an incentive bonus pursuant to his employment contract. No amounts were forgiven in fiscal 1996.

     In 1989, the Company advanced an aggregate of $203,401 to three companies (The Doctor's Business Center, Ltd., PSL Pacific Systems, Ltd., and JCL Medical Systems, Ltd.), which at the time of the advances were controlled by Kirk W. Foley and the family of Barry L. Needler. In accordance with the terms of the Agreement for these advances, collectability is assured by these directors or corporations they control. The advance bears interest at Canadian prime plus one and one-half percent (7.25% at September 30, 1996). The balance at September 30, 1996 was $295,587.

     During its 1996 fiscal year the Company paid $321,754 in legal fees to Squire, Sanders & Dempsey. Frank M. Rasmussen, a director of the Company, was a partner of that firm until December 31, 1996.

     The Company has also entered into consulting contracts with Fairway Inc., Robert J. Abrahams, Ivan Winfield and John S. Meany, Jr. Please refer to the section entitled "Committees and Compensation of the Board of Directors" for further details.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company, on the recommendation of its Audit Committee, has selected Coopers & Lybrand, independent certified public accountants, to audit the accounts of the Company for the year ended September 30, 1997. Coopers & Lybrand, which has no other relationship to the Company, served as the Company's auditors in 1996. It is intended that the shares represented by proxies in the accompanying form will be voted for the ratification of the selection of Coopers & Lybrand unless otherwise specified in the space provided on the proxy. A representative of Coopers & Lybrand will attend this meeting with the opportunity to make a statement and to respond to appropriate questions from stockholders.

                           PROPOSALS OF STOCKHOLDERS

     Proposals which stockholders intend to present at the 1998 annual meeting of stockholders must be received by the Secretary of the Company at its executive offices at 3631 Perkins Avenue, Cleveland, Ohio 44114 no later than October 8, 1997.

                     OTHER MATTERS; SOLICITATION OF PROXIES

     As of the time of preparation of this proxy statement, the Board of Directors knows of no matters other than those described herein. However, if any other matter properly comes before the meeting or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

     Costs of solicitation will be borne by the Company. Solicitation will be by mail, except for any incidental personal solicitation made by directors, officers and regular employees of the Company.

                                            By Order of the Board of Directors

                                            JOHN S. MEANY, JR.
                                            Secretary
January 28, 1997
Cleveland, Ohio

                              HMI INDUSTRIES INC.

               ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 27, 1997
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Kirk W. Foley, James R. Malone and Ivan Winfield, or any of them, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of HMI Industries Inc., to be held at the administrative offices of the Company, 3631 Perkins Avenue, Cleveland, OH 44114 on Thursday, February 27, 1997, at 10:00 A.M., and at any adjournment thereof upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as follows:

1. Election of Directors          [ ] FOR all nominees listed below            [ ] WITHHOLD AUTHORITY
                                      (except as noted to the contrary below)      to vote for all nominees listed below

  NOMINEES: Robert J. Abrahams, Donald L. Baker, James R. Malone, Frank M.
            Rasmussen

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
               THAT NOMINEE'S NAME ON THE FOLLOWING LINE:

--------------------------------------------------------------------------------

2. Ratification of the selection of Coopers & Lybrand L.L.P. as auditors of the Company for the fiscal year 1997.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon all other matters properly brought before the meeting.


    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED IN THE SPACE PROVIDED. TO THE EXTENT NO DIRECTIONS ARE GIVEN THEY WILL BE VOTED FOR THE ELECTION OF ANY OR ALL OF THE NOMINEES FOR DIRECTOR AND IN FAVOR OF PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

      Dated  ________________________ , 19__            __________________________________

                                                        __________________________________

                                                        Where stock is registered jointly
                                                        in names of two or more persons,
                                                        all should sign. Signature should
                                                        correspond exactly with the name
                                                        on the stock certificate. Persons
                                                        signing in a representative
                                                        capacity should indicate that
                                                        capacity.

                                                        --------------------------------

                                                              I DO [ ]    DO NOT [ ]

                                                                PLAN TO ATTEND THE
                                                            ANNUAL MEETING IN PERSON.

                                                        --------------------------------

                                   Proxy Card